Exhibit 99.1

Waterstone Financial, Inc. Announces Results of Operations for Periods Ended September 30, 2012.
WAUWATOSA, WI – 10/31/2012– Waterstone Financial, Inc. (NASDAQ: WSBF) reported net income of $8.4 million or $0.27 per diluted share in the third quarter of 2012 compared to a net loss of $206,000 or $0.01 per diluted share in the same quarter of 2011. Year-to-date, Waterstone Financial, Inc. (Waterstone) reported net income of $16.8 million or $0.54 per diluted share in 2012 compared to a net loss of $2.3 million or $0.08 per diluted share in the same period in 2011.

Doug Gordon, President and Chief Executive Officer of Waterstone, attributes the improvement in earnings to the teams of dedicated employees at Waterstone's wholly-owned subsidiary, WaterStone Bank and its subsidiary, Waterstone Mortgage Corporation. "The record number of mortgage originations by Waterstone Mortgage Corporation has increased net income," commented Gordon, "and the steadfast improvement in WaterStone Bank's loan portfolio has resulted in significantly lower and more normalized loss provisions."

The Waterstone mortgage banking segment reported net income for the three months ended September 30, 2012 of $4.3 million compared to $1.0 million in the same quarter of 2011.  Year-to-date mortgage banking segment net income totaled $8.8 million in 2012 compared to $1.0 million in 2011.  The community banking segment net income was positively impacted for the three months ended September 30, 2012 by a $4.0 million decline in the provision for loan loss as compared to the comparable period in 2011.  Year-to-date community banking segment net income was similarly impacted by a $9.1 million decline in the provision for loan losses as compared to 2011.

The decline in the provision for loan losses in 2012 is the result of improved Waterstone asset quality.  Over the past eight quarters, Waterstone loans past due have declined by 31.1%; nonperforming loans have declined by 26.5%; nonperforming assets have declined by 21.9%; substandard loans have declined by 25.5%; and impaired loans have declined by 28.3%.

About Waterstone Financial, Inc.

Waterstone Financial, Inc. (NASDAQ: WSBF) is a single-bank, thrift holding company headquartered in Wauwatosa, WI.  With $1.68 billion in assets at September 30, 2012, Waterstone has eight community bank branches in the metropolitan Milwaukee market and mortgage banking offices in eleven states around the country.  Additional financial detail related to WaterStone Bank, SSB can be found on the FDIC web site (www.fdic.gov) under the "Industry Analysis" tab.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, without limitation, statements regarding expected financial and operating activities and results that are preceded by, followed by, or that include words such as "may," "expects," "anticipates," "estimates" or "believes."  Such statements are subject to important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements.  These factors include (i) exposure to the deterioration in the commercial and residential real estate markets which could result in increased charge-offs and increases in the allowance for loan losses,  (ii) various other factors, including changes in economic conditions affecting borrowers, new information regarding outstanding loans and identification of additional problem loans, which could require an increase in  the allowance for loan losses, (iii) Waterstone's ability to maintain required levels of capital and other current and future regulatory requirements, (iv) the impact of recent and future legislative initiatives on the financial markets, and (v) those factors referenced in Item 1A. Risk Factors in Waterstone's Annual Report on Form 10-K for the year ended December 31, 2011 and as may be described from time to time in Waterstone's subsequent SEC filings, which factors are incorporated herein by reference.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect only Waterstone's belief as of the date of this press release.

WATERSTONE FINANCIAL, INC.
FINANCIAL HIGHLIGHTS

	At or For the Nine Months Ended September 30,		At or For the Three Months Ended September 30,
	2012	2011	2012	2011
	(in thousands except ratios)
	(Unaudited)
Asset Quality Data:
Provision for loan losses	$7,100	16,162	2,000	6,006
Net charge-offs	8,563	10,568	3,691	5,223
Allowance for loan losses	30,967	34,769	30,967	34,769
Total past due loans	77,858	91,359	77,858	91,359
Nonperforming loans	73,628	86,074	73,628	86,074
Real estate owned	43,837	59,366	43,837	59,366
Nonperforming assets	119,742	145,440	119,742	145,440
Substandard loans	104,146	115,311	104,146	115,311
Impaired loans	107,725	124,948	107,725	124,948

Income Statement Data:
Net income (loss)	$16,834	(2,334)	8,448	(206)
Mortgage banking income	63,376	27,781	26,668	12,339
Net interest income	31,690	35,119	10,635	11,478
Compensation and benefits	43,425	27,962	17,823	10,648

Performance Ratios:
Return (loss) on average assets	1.33%	(0.18)	2.00	(0.05)
Return (loss) on average equity	12.25	(1.83)	18.26	(0.48)
Interest rate margin	2.65	2.85	2.67	2.80
Efficiency ratio	75.29	79.97	72.42	76.62

Balance Sheet Data:
Total assets	$1,679,568	1,742,268	1,679,568	1,742,268
Securities available for sale	207,618	207,152	207,618	207,152
Loans receivable, net	1,123,325	1,209,896	1,123,325	1,209,896
Total deposits	953,617	1,074,600	953,617	1,074,600
Long-term borrowings	434,000	434,000	434,000	434,000
Total shareholders' equity	184,812	171,334	184,812	171,334

Capital Ratios:
Equity to total assets at end of the period	11.00%	9.83	11.00	9.83
Total capital to risk weighted assets (bank only)	15.64	14.61	15.64	14.61
Tier I capital to average assets (bank only)	10.50	9.46	10.50	9.46